                                                                     EXHIBIT 8.1



November 10, 1999



Glacier Bancorp, Inc.                              Mountain West Bank
49 Commons                                         125 Ironwood Drive
Kalispell, MT  98277                               Coeur d'Alene, ID 83814-1059

         RE:  HOLDING COMPANY MERGER/TAX CONSEQUENCES

Ladies and Gentlemen:

         This letter responds to your request for our opinion as to certain of the federal income tax consequences of the proposed merger ("Merger") of Mountain West Bank and New Mountain West Bank, a newly-formed subsidiary of Glacier Bancorp, Inc. ("Glacier").

         We have acted as legal counsel to Glacier and New Mountain West Bank in connection with the Merger. For the purpose of rendering this opinion, we have examined and relied upon originals, certified copies, or copies otherwise identified to our satisfaction as being true copies of the originals of the following documents, including all exhibits and schedules attached to them:

         a. The Agreement and Plan of Merger, dated September 9, 1999, among Glacier, New Mountain West Bank and Mountain West Bank (the "Merger Agreement");

         b. Form S-4 Registration Statement of Glacier filed with the Securities and Exchange Commission on November 10, 1999 ("Registration Statement");

         c. The Proxy Statement of Mountain West Bank (included as part of the Registration Statement) ("Proxy Statement");

         d. The factual representations set forth in a letter from New Mountain West Bank and Glacier and in a separate letter from Mountain West Bank, each dated November 9, 1999 ("Representation Letters"); and

         e. Such other documents, instruments, records and information pertaining to the Merger as we have deemed necessary for rendering our opinion.

Glacier Bancorp, Inc.
Mountain West Bank
November 10, 1999
Page 2


         We have assumed, without independent investigation or review, the accuracy and completeness of the facts and representations and warranties contained in those documents or otherwise made known to us, that the Merger will be effected in accordance with the terms of the Merger Agreement, and that the representations contained in the Representation Letters will be true and complete at the effective date of the Merger.

         In connection with the Merger and pursuant to the Merger Agreement, each share of Mountain West Bank voting common stock will be exchanged for shares of Glacier voting common stock, based on the exchange rate established in the Merger Agreement. No fractional shares will be issued; cash will be paid in lieu of fractional share interests. Mountain West Bank shareholders who perfect their dissenters' rights under state law will be paid the cash value of their Mountain West Bank shares. Such payments will be made by Mountain West Bank without reimbursement by Glacier or New Mountain West Bank. Upon the consummation of the Merger, New Mountain West Bank will continue the historic business of Mountain West Bank.

         Based upon our review of the facts described above and our analysis of the law, and subject to the qualifications and limitations set forth herein, and the completion of the transactions described in the manner contemplated, it is our opinion that:

         1. The merger of Mountain West Bank into New Mountain West Bank for cash and for Glacier voting common stock, as described above, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, as amended (the "Code"). Mountain West Bank, New Mountain West Bank, and Glacier will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

         2. No gain or loss will be recognized by Mountain West Bank shareholders upon the receipt of Glacier voting common stock in exchange for their shares of Mountain West Bank stock, except with respect to cash received in lieu of fractional share interests, pursuant to Section 354(a)(1) of the Code.

         3. The basis of the shares of Glacier voting common stock received by Mountain West Bank shareholders will be the same as the basis of the Mountain West Bank stock surrendered in exchange therefor, less any basis attributable to fractional shares for which cash is received, pursuant to Section 358(a)(1) of the Code.

         4. The holding period of the shares of Glacier voting common stock received by Mountain West Bank shareholders will include the holding period during which the Mountain West Bank stock surrendered in exchange therefor was held,

Glacier Bancorp, Inc.
Mountain West Bank
November 10, 1999
Page 3

             provided that the shares of Mountain West Bank stock were held as a capital asset in the hands of the exchanging shareholders on the date of the exchange, pursuant to Section 1223(1) of the Code.

         5. Where cash is received by any shareholder of Mountain West Bank in exchange for the surrender of such shareholder's Mountain West Bank stock, the cash will be treated as received by the shareholder as a distribution in redemption of his or her Mountain West Bank stock, subject to the provisions and limitations of Section 302 of the Code.

         6. No gain or loss will be recognized by Mountain West Bank upon the transfer of its assets to New Mountain West Bank, pursuant to Sections 361 and 357(a) of the Code.

         7. The basis of the assets of Mountain West Bank acquired by New Mountain West Bank will be the same as the basis of Mountain West Bank in the assets immediately before the Merger, pursuant to
             Section 362(b) of the Code.

         8. The holding period of the assets acquired by New Mountain West Bank will include the period such assets were held by Mountain West Bank, pursuant to Section 1223(2) of the Code.

         9. No gain or loss will be recognized by New Mountain West Bank upon the receipt by New Mountain West Bank of the assets of Mountain West Bank, as described above.

         Our opinion represents only our best legal judgment as to the probable federal income tax consequences of the transaction described, based upon existing law. Our opinion is not intended to be a conclusive statement as to all of the tax consequences of the transaction and is expressly limited to the matters addressed. Further, our opinion is not binding upon the Internal Revenue Service (the "IRS") or any court and has no official status of any kind, and no private ruling regarding the matters discussed has been or will be requested from the IRS. The IRS has ruled in a number of private rulings that transactions substantially identical to the Merger result in tax consequences consistent with those described in this opinion. Although such rulings do not constitute authority on which we can rely in expressing our opinion, such rulings generally do reflect the position of the IRS. Each shareholder, however, is urged to consult with his or her own tax advisor with respect to their individual tax situation. Our opinion is intended solely for the benefit of Glacier, the shareholders of Glacier, and the shareholders of Mountain West Bank,

Glacier Bancorp, Inc.
Mountain West Bank
November 10, 1999
Page 4


and may not be relied upon for any other purpose or by any other person or entity or made available to any other person or entity without our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "THE MERGER
- Federal Income Tax Consequences of the Merger" in the Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                        Very truly yours,

                                        GRAHAM & DUNN

                                        /s/ Graham & Dunn



THN/mbl